StarTek, Inc.
2008 Equity Incentive Plan

Performance-Based Restricted Stock Unit Award Agreement

Name of Grantee:	________________________
Number of Performance-Based Restricted Stock Units Granted:	____________
Grant Date:	____________, 20___

Performance Goal:

This is a Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”), effective as of the Grant Date specified above, between StarTek, Inc., a Delaware corporation (the “Company”), and you, the Participant identified above.

Background

A. The Company maintains the StarTek, Inc. 2008 Equity Incentive Plan (as amended and restated May 5, 2014) (the “Plan”). Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

B. Under the Plan, the Committee appointed by the Board administers the Plan and has the authority to determine the Awards to be granted under the Plan.

C. The Committee has determined that you are eligible to receive a Performance-Based Restricted Stock Unit Award under the Plan.

D. The Company hereby grants such an award to you subject to the following terms and conditions:

Terms and Conditions

1.
Award of Performance-Based Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance-Based Restricted Stock Units consisting of the number of Units identified on the cover page of this Agreement. Each Unit that vests represents the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.
Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and ineffective. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to the extent the Units become vested as provided in Sections 4 and 5.

3.
No Stockholder Rights. The Units subject to this Award do not entitle you to any rights of a stockholder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of vested Units as provided in Section 7.

4.
Vesting of Units Upon Completion of Performance Period. You will vest in the Units subject to this Award if the Committee determines, following the Performance Period, that the Performance Goal set forth on the cover page of this Agreement has been satisfied and (i) you remain employed through the Settlement Date (as defined below) or (ii) your Service is terminated involuntarily by the Company other than for Cause prior to the Settlement Date. If the Units are not vested, they will be forfeited.

5.	Vesting of Units Upon Change in Control. In the event of a Change in Control, your Units will be deemed earned and will vest upon the Change in Control.

6.
Dividend Equivalents. If the Company pays cash dividends on its common stock on or after the date of this Agreement, then the Company shall credit to your account, as of any dividend payment date, a number of additional Units. The number of additional Units so credited will be equal to the total number of Units previously credited to your account under this Award (including any Units previously credited pursuant to this Section 6) multiplied by the per Share dollar amount of the cash dividend paid on that date, divided by the Fair Market Value of a Share of Company common stock on that date. Any additional Units so credited shall be subject to the same terms and conditions as the Units to which such additional Units relate, and will be forfeited if the Units with respect to which such additional Units were credited are forfeited.

7.
Settlement of Earned Units. After any Units vest pursuant to Sections 4 or 5, the Company shall, on a date (the “Settlement Date”) as soon as practicable following the Committee’s certification of achievement of the Performance Goal, or, if the Units vest upon a Change in Control, as soon as practicable following such Change in Control, but in no event later than March 15 of the year following the earlier of the end of the year in which the Performance Period ends or the end of the year of the Change in Control, as applicable, cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account, shall be subject to satisfaction of withholding tax obligations as provided in Section 9 and compliance with all applicable legal requirements as provided in Section 22(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units.

8.
Termination of Service. Except as otherwise specified in Section 4, if your Service to the Company and its Affiliates ends prior to the Settlement Date for any reason, including death or Disability, you will immediately forfeit all such unvested Units.

9.
Withholding Taxes. As a condition precedent to the delivery of Shares in settlement of the Units, you are required to make arrangements acceptable to the Company for payment of any federal, state or local withholding taxes that may be due as a result of the issuance of Shares pursuant to the settlement of the Units (“Withholding Taxes”), in accordance with Section 16 of the Plan. Until such time as the Company provides notice to the contrary, it will collect the Withholding Taxes through an automatic Share withholding procedure (the “Share Withholding Method”), unless other arrangements acceptable to the Company have been made. Under such procedure, the Company or its agent will withhold, at the Settlement Date, a portion of the Shares with a Fair Market Value (measured as of the Settlement Date) sufficient to cover the amount of such taxes; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state and local tax purposes that are applicable to supplemental taxable income.

In the event the Share Withholding Method is not available, or if you make arrangements acceptable to the Company, the Company will notify you of the amount of any Withholding Taxes, and the Company (or any Affiliate employing you) may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding taxes cannot be timely recovered in this manner, you must immediately remit the deficiency to the Company upon the receipt of the Company’s notice.

10.
Governing Plan Document. This Agreement is subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.
Compensation Recovery. Your award of Units under this Agreement, and the value of any compensation you receive in settlement of your award is subject to forfeiture, recovery by the Company, or other action pursuant to any compensation recovery policy that may be adopted by the Board or the Committee, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and the Company may unilaterally amend this Agreement to comply with any such compensation recovery policy.

12.
Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4), and the administration and interpretation of this Agreement shall be consistent with such intent.

13.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

14.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.
Other Agreements. You agree that in connection with this award of Units, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan. You acknowledge that you have reviewed and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this award of Units.

GRANTEE:    STARTEK, INC.

By________________________________
Its_______________________________

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